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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  SBL VARIABLE ANNUITY ACCOUNT X

Address of Principal Business Office (No. & Street, City, State, Zip Code):

       700 HARRISON STREET, TOPEKA, KANSAS 66636

Telephone Number (including area code):  (785) 431-3226

Name and address of agent for service of process:

       Amy J. Lee, Esq.
       700 Harrison Street
       TOPEKA, KANSAS 66636

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                            Yes   X        No
                               -------       -------
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                                   SIGNATURES


Pursuant to the requirements of the Investment Company Act of 1940 the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Topeka and the State of Kansas on the 8th day of May, 1998.


(SEAL)                        Signature      SBL VARIABLE ANNUITY ACCOUNT X
                                         ---------------------------------------
                                                  (Name of Registrant)


                                     BY  SECURITY BENEFIT LIFE INSURANCE COMPANY
                                         ---------------------------------------
                                         (Name of sponsor, trustee or custodian)


                                     BY  ROGER K. VIOLA
                                         ---------------------------------------
                                         Roger K. Viola
                                         Senior Vice President, General Counsel
                                         and Secretary


Attest:  AMY J. LEE
         ------------------------------
         Amy J. Lee
         Associate General Counsel
         and Vice President